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                                                                    EXHIBIT 99.1
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                                        Richard Foote/Jeffrey Volk
                                        E-Mail: RICK@SMTP.LHAI.COM

                                        Company Contact:         Henry Fong
                                        ROADMASTER INDUSTRIES, INC.
                                        250 Spring Street, NW 3S
                                        Atlanta, Ga. 30303
                                        (404) 586-9000


                     ROADMASTER INDUSTRIES, INC. COMPLETES
                            SALE OF BICYCLE DIVISION


         ATLANTA, GEORGIA, SEPTEMBER 6, 1996 - ROADMASTER INDUSTRIES, INC. (NYSE:RDM) today announced the completion of the sale of its Bicycle Division, including the Flexible Flyer line of sleds and wagons, to Brunswick Corporation (NYSE:BC).

         The company will use the net proceeds to reduce its outstanding indebtedness and make additional funds available for reinvestment in the company's remaining toy and fitness-related businesses, or for general corporate purposes. As part of reducing its indebtedness, the company successfully completed its tender offer to repurchase its 11.75% Senior Subordinated Notes due 2002.

         Under the terms of the agreement, Roadmaster will sell the Roadmaster trademark to Brunswick and adopt a new corporate name at its next shareholders' meeting. The remaining Roadmaster Sporting Goods Group will retain the Flexibly Flyer and other trademarks for use in the company's toy and fitness categories.

         Roadmaster is a leading producer of fitness equipment, and is a leading producer and distributor of toys and team sport equipment. The trademarks or brand names under which Roadmaster sells its products include Flexible Flyer, Vitamaster, MacGregory, DP, Hutch, Reach and Forster.


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